Exhibit 99.1

MEMORANDUM

To: CYBEX shareholders

From: John Aglialoro, Chairman & CEO

Date: December 13, 2010

You have heard about the recent jury verdict in which CYBEX has been held responsible for a tragic 2004 accident in which the plaintiff pulled over on herself a piece of CYBEX equipment produced in 1983. The particular piece of equipment has been used over a million times with no other similar incident and is still being used by the same facility in the same place today.

It is difficult to express the sense of injustice that management and employees of our company feel about the unfairness of this award and the strength of our belief that this accident was not the fault of our equipment. The trial is one more example of a tort system run amok and why more and more US manufacturers find it difficult to operate in the US. CYBEX makes products exclusively in the USA and has close to 600 American employees. We intend to exercise all legal remedies to get the verdict overturned.

The piece of equipment in question is a CYBEX leg extension that weighs a little over 600 lbs. It has a seat and is used by sitting on the seat and pushing the legs to strengthen them. Used in the manner intended, it is physically impossible to tip over – the plaintiff clearly understood how to use a leg extension as she was an employee in the facility where the accident occurred. This is not a design flaw – it is a terribly unfortunate result of plaintiff’s decision to use the leg extension in a manner which is still not clear and which had the disastrous result for which all of us feel great sympathy. The fact remains that this was not faulty equipment and not the responsibility of CYBEX.

It is difficult to understand the jury’s decision regarding the amount of the verdict even if CYBEX were in some way responsible for the accident – which we are not. We believe the trial was flawed beginning with the initial decision to allow plaintiff to use as counsel a firm that had represented CYBEX in the past and which should have been disqualified as plaintiff counsel as well as the fact that the judge excluded testimony from the only eye witness. We intend to continue to defend ourselves vigorously. Looking forward, we have faith that our post-trial motions and appeals will result in a reduction or reversal of the verdict.

It is important to me and the entire CYBEX management team that the truth be told and that our shareholders know that their company is reputable and honest in its dealings and that our fitness products are the finest in the world – safe and effective. To Ms. Barnhard, we express great sympathy and admire her courage in dealing with the tragedy that resulted from her accident. But it was an accident – not a CYBEX product that was at fault.

This communication may contain forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made above. These include, but are not limited to, competitive factors, technological and product developments, market demand, economic conditions, the resolution of litigation involving the Company, and the ability of the Company to comply with the terms of its credit facilities. Further information on these and other factors which could affect the Company’s financial results can be found in the Company’s previously filed Report on Form 10-K for the year ended December 31, 2009, its Reports on Form 10-Q, its Current Reports on Form 8-K, and its proxy statement dated March 25, 2010.